EXHIBIT 21



                           4Kids Entertainment, INC.


                              List of Subsidiaries


          The following is a list of all subsidiaries of 4 Kids Entertainment, Inc. of which all are incorporated in the State of New York. All of the listed subsidiaries do business under the names presented below:


                    Carousel Pictures, Inc.

                    4Kids Productions, Inc.

                    LCI Direct Marketing, Inc.

                    LCI UK Limited

                    Leisure Concepts, Inc.

                    Leisure Concepts International, Inc.

                    The Summit Media Group, Inc.

                    World Martial Arts Productions, Inc.













C:\LCI\87005DEC.LOS - 03/29/96